Exhibit E-2

[Minister of Finance and Economy Letterhead]

POWER OF ATTORNEY

The undersigned, the duly appointed Minister of Finance and Economy (the “Minister”) of The Republic of Korea (“Korea”), in such capacity and on behalf of the Ministry of Finance and Economy of Korea, hereby constitutes and appoints Mr. Joon-Kyung Choi, Director General, International Finance Bureau, Ministry of Finance and Economy, Mr. Hi-Su Lee, Financial Attache, Korean Consulate General in New York, and Mr. Dae-Lae Noh, Counselor, Embassy of the Republic of Korea in Washington D.C., and any other persons succeeding such persons in such offices, and each of them, with full power of substitution, the agents and attorneys-in-fact of Korea and of the Minister, with full power in each of them acting alone to take the following actions on behalf of Korea and the Minister.

1. To sign from time to time one or more registration statements (the “Registration Statements”) of The Export-Import Bank of Korea (the “KEXIM”), as Registrant, and The Republic of Korea, as Co-Signatory, under Schedule B of the United States Securities Act of 1933, as amended, relating to the registration of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities, one or more amendments to such Registration Statements (including, without limitation, pre-effective or post-effective amendments thereto and amendments or supplements to the prospectuses contained therein), and to cause the same to be filed with or, where permitted, transmitted for filing to the United States Securities and Exchange Commission, together with such exhibits and other documents as may be necessary or appropriate;

2. To sign such applications, certificates, consents and other documents as may be necessary or appropriate from time to time in connection with the qualification of the Debt Securities and Warrants under the securities or Blue Sky laws of any of the States or other jurisdictions of the United States of America and to cause the same to be filed with the securities or Blue Sky commissions of such States or other jurisdictions; and

3. To sign such other documents, take such other actions and do such other things as said agents and attorneys-in-fact, or any of them, may deem necessary or appropriate from time to time in connection with the foregoing and in connection with the issuance and/or sale from time to time by the KEXIM of the Debt Securities or Warrants.

The Minister hereby appoints and designates Mr. Hi-Su Lee, Financial Attache, Korean Consulate General in New York, and Mr. Dae-Lae Noh, Counselor, Embassy of the Republic of Korea in Washington D.C., and any other persons succeeding such persons in such offices, and each of them, the authorized representatives of Korea in the United States of America within the meaning of the United States Securities Act of 1933, as amended, and the persons duly authorized to receive communications and notices from the United States Securities and Exchange Commission with respect to the Registration Statements or amendments thereto.

The Minister hereby ratifies and confirms all that said representatives, attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

This power of attorney will be valid, notwithstanding the replacement or resignation of the Minister or any successor thereto.

IN WITNESS WHEREOF, the Minister has executed this power of attorney on the 13th day of May, 2004.

By:	/s/ HUN-JAI LEE
Hun-Jai Lee Minister of Finance and Economy The Republic of Korea